Exhibit 99.1

FOR IMMEDIATE RELEASE

IVD ACQUISITION CORPORATION SUCCESSFULLY COMPLETES ACQUISITION OF IMMUCOR

NORCROSS, GA & FORT WORTH, TX, August 19, 2011 – Immucor, Inc. (Nasdaq: BLUD) (the “Company”) and TPG Capital, L.P. (“TPG Capital”) today announced the successful acquisition of the Company by IVD Acquisition Corporation, an affiliate of TPG Capital, for $27.00 per share in cash, or approximately $1.939 billion in the aggregate.

“The successful closing of this transaction is a significant accomplishment for Immucor,” said Joshua H. Levine, President and Chief Executive Officer of Immucor. “Through this partnership with TPG, we will have additional opportunities to create value, expand our global footprint and develop innovative products that improve the practice of transfusion medicine.”

“Through its best-in-class product offerings and loyal customer base, Immucor has established itself as an industry leader,” said Todd Sisitsky, TPG Partner. “We are excited to complete this transaction, and we look forward to working with the Company and its talented employees to continue to build upon Immucor’s success.”

On July 5, 2011, the Company announced that the Company entered into a definitive agreement to be acquired by investment funds managed by TPG Capital. Pursuant to the merger agreement, IVD Acquisition Corporation commenced a tender offer on July 15, 2011 to acquire all of the outstanding shares of common stock of the Company at a price of $27.00 per share, net to the seller in cash, payable without interest and less any applicable withholding taxes. The tender offer and withdrawal rights expired at 5:00 P.M., Atlanta, Georgia time, on Thursday, August 18, 2011, and the depositary has advised that, as of the expiration of the offer, 61,549,994 shares of common stock had been validly tendered and not validly withdrawn, representing approximately 87% of the outstanding shares of common stock of the Company on a fully-diluted basis. All of these shares have been accepted for payment by IVD Acquisition Corporation. Pursuant to the merger agreement, IVD Acquisition Corporation purchased additional shares of common stock of the Company at the same price paid in the tender offer pursuant to the “top-up” option.

Today, following the consummation of the tender offer and IVD Acquisition Corporation’s exercise of the “top-up” option, IVD Acquisition Corporation was merged with and into the Company with the Company surviving the merger, in accordance with the merger agreement. In the merger, each share, other than shares held by IVD Holdings Inc., IVD Acquisition Corporation or the Company or shares held by the Company’s shareholders who validly exercise dissenters’ rights under Georgia law, not previously purchased in the tender offer was converted into the right to receive $27.00, net to the seller in cash.

As a result of the completion of the merger, the Company’s common stock will cease to be traded on The NASDAQ Global Select Market.

Goldman, Sachs & Co. acted as financial advisor to Immucor, Inc. and King & Spalding LLP acted as the Company’s legal advisor. Ropes & Gray LLP acted as legal advisor to TPG Capital. Citi and J.P. Morgan Securities LLC acted as financial advisors and provided fully committed financing to TPG Capital.

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

About TPG Capital

TPG Capital is a leading global private investment firm founded in 1992 with $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG Capital’s healthcare investments have included Aptalis Pharma, Biomet, Fenwal, Healthscope, IASIS Healthcare, IMS Health, Oxford Health Plans, Parkway Holdings, Quintiles Transnational, and Surgical Care Affiliates, among others.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future events and involve risks and uncertainties that actual events may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors that may cause actual results to differ materially include, but are not limited to, those set forth in the reports that the Company files from time to time with the SEC, including its annual report on Form 10-K for the year ended May 31, 2011 and quarterly and current reports on Form 10-Q and Form 8-K. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein, except as required by law.

Contacts

Immucor Media Contacts: Michael Freitag / Jed Repko / Jennifer Friedman Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449	TPG Media Contacts: Caroline Luz Owen Blicksilver PR (203) 656-2829

Immucor Investor Contacts: Michele Howard (770) 441-2051